Exhibit 10.14

2015 Agent Equity Program Participation Election Form

eXp World Holdings, Inc. (“EXPI” or the “Company”) previously adopted the 2015 Equity Incentive Plan, as adopted on March 12, 2015 and amended August 28, 2017 (the “Plan”). Pursuant to the Plan, EXPI created the 2015 Agent Equity Program (the “Program”) to be administered at the board’s discretion, and may issue shares of EXPI’s common stock (“Shares”) to the agents and brokers of the real estate brokerage subsidiaries of the Company (individually and collectively referred as “eXp”) who elect to participate (each a “Participant,” collectively, “Participants”) as payment of five percent (5%) of the commission compensation earned on a Transaction closed by a Participant. Participation in the Program is subject to the terms and conditions contained in each Participant’s Independent Contractor Agreement with eXp and this 2015 Agent Equity Program Participation Election Form (the “Election Form”).

Eligibility: All agents and brokers in Good Standing with eXp are eligible to participate in the Program.

Issuance of Shares As Payment of Commission: By submitting this Election Form, Participant authorizes eXp to set aside five percent (5%) of Participant’s net amount of Contractor Dollar (after splits, fees, and any other required withholdings) (“Shares for Payment”) on Transactions which close in Participant’s name, commencing with Transactions closing on or after Participant’s Onboard Date.

Price of Issued Shares: The price for Shares issued under the Program shall be at a ten percent (10%) discount to the fair market value of EXPI’s common stock, as determined by the closing market price of EXPI’s common stock on the last trading day of the month during which the closing on Transactions from which a Shares for Payment has been authorized.

Issuance Date: Shares under the Program shall be issued on the last trading day of the month during which the closing on Transactions from which a Shares for Payment has been authorized results in an accumulated Shares for Payment amount of not less than the purchase price of one whole share (each an “Issue Date”).

Custody of Shares: All Shares issued under the Program shall initially be placed and held in an account created in Participant’s name with Shareworks by Morgan Stanley.

Associated Costs: Ownership of Shares issued under the Program may come with associated costs imposed by third parties, including but not limited to, fees that may be imposed by a stockbroker, financial services broker of Participant’s choosing, or others.

Issuance Errors: In the event Participant identifies an error in any issued Shares received under the Program, Participant must notify EXPI as soon as possible by writing to the Stock Plan Services team via electronic mail at stock@exprealty.net. When contacting the Stock Plan Services team, Participant must provide (1) their name and Agent ID number; (2) the Transaction number or property address of the Transaction that is the basis of the Shares issued with the error; and (3) a description of what Participant believes is wrong and a clear explanation of why Participant believes it is an error. If Participant does not notify the Stock Plan Services team within 30 (thirty) days after the Issue Date, the issuance will be deemed to be correct and Participant will not be able to dispute any errors. If Participant notifies EXPI orally, EXPI will require Participant to send the notice in writing in the manner described above within 2 (two) business days, which shall not toll the 30 (thirty) day notice period in any way. The Stock Plan Services team will notify Participant of the results of their investigation and if it is concluded that no error has occurred, they will send Participant an explanation. If it is concluded there was an error, the Stock Plan Services team will correct the error and notify Participant.

Cancellation of Participation: Any Participant may cancel his or her participation in the Program by completing a new

Election Form online.

Modification or Termination: The Program is subject to modification or termination at the discretion of the Company’s Board of Directors.

Responsibility for Taxes: Participant acknowledges that, regardless of any action taken by the Company or eXp, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax- related items related to Participant’s participation in the Program and legally applicable or deemed applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility. Furthermore, Participant acknowledges that the Company and/or Service Recipient (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Program, including the acquisition of Shares under the Program and/or the receipt of any dividends paid on such Shares, and ( b) do not commit to and are under no obligation to structure the terms of the Program or any aspect of Participant's participation in the Program to reduce or eliminate Participant's liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is or becomes subject to tax in more than one jurisdiction, Participant acknowledges that the Company and/or eXp may be required to account for Tax-Related Items in more than one jurisdiction.

Withholding: Prior to the relevant tax withholding event (if any), Participant agrees to make adequate arrangements satisfactory to the Company and/or eXp to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company or eXp, or their respective agents, at their discretion, to satisfy the obligations with regard to all taxes by one or a combination of the following: (i) withholding from Participant’s commissions (or other compensation) payable to Participant by the Company and/or eXp; (ii) withholding from proceeds of the sale of Shares acquired under the Program either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization and without further consent); (iii) withholding Shares to be issued upon purchase under the Program, provided the Company only withholds a number of Shares equal to the minimum statutory amount required to be withheld (unless otherwise permitted by the Plan); (iv) Participant’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or (v) any other arrangement approved by the Board and permitted under applicable law.

Withholding (if any) for Tax-Related Items will be made in accordance with the Plan and such rules and procedures as may be established by the Board, and in compliance with the insider trading policy of the Company, if applicable. In the event of over-withholding using one of the methods described above, Participant may receive a refund of any over- withheld amount in cash but will have no entitlement to the Shares sold or withheld, or if not refunded, Participant may seek a refund from the local tax authorities.

Nature of Grant: By enrolling and participating in the Program, Participant acknowledges, understands, and agrees that:

a.	the Program is established voluntarily by the Company and it is discretionary in nature;
b.	participation in the Program is exceptional, voluntary, and occasional and does not create any contractual or other right to receive future Shares, or benefits in lieu of Shares, even if participation in the Program has been granted in the past;
c.	all decisions with respect to future Shares or other grants, if any, will be at the sole discretion of the Company;
d.	Participant's participation in the Program does not change the at will nature of Participant’s independent contractor relationship with eXp and shall not create a right to employment or be interpreted as forming or amending a service contract, if any, with the Company, eXp, or any subsidiary or affiliate and shall not interfere with the ability of the Company, eXp, or any subsidiary or affiliate to terminate Participant's independent contractor relationship with eXp;
e.	Participant is voluntarily participating in the Program;
f.	the future value of the Shares is unknown, indeterminable and cannot be predicted with certainty;
g.	the value of the Shares may increase or decrease in the future, even below the purchase price;

h.	unless otherwise provided in the Program, the Plan, or by the Company in its sole discretion, participation in the Program and the benefits evidenced by this Election Form do not create any entitlement to have the Program or any such benefits granted thereunder, transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;
i.	Participant acknowledges and agrees that neither the Company, eXp, nor any subsidiary or affiliate shall be liable for any foreign exchange rate fluctuation between Participant's local currency and the U.S. dollar that may affect the value of the Shares or any amounts due pursuant to the Shares or the subsequent sale of any Shares under the Program; and
j.	no claim or entitlement to compensation or damages shall arise when Participant withdraws from the Program due to Participant's termination of the service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where Participant is providing services or the terms of Participant's independent contractor agreement) and in consideration of participation in the Program and the acquisition of Shares under the Program, Participant agrees not to institute any claim against the Company, eXp, and/or its subsidiaries and affiliates.

No Advice Regarding Grant: Neither the Company nor eXp is providing any tax, legal or financial advice, nor is the Company or eXp making any recommendations regarding Participant's participation in the Program or acquisition or sale of the Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Participant's participation in the Program before taking any action related to the Program.

Data Privacy: The Company and eXp hold certain personal information about Participant, including, but not limited to, Participant's name, home address, telephone number, date of birth, social security number or other tax identification number, nationality, job title, any Shares or directorships held in the Company, details of all rights to purchase Shares or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant's favor (the “Data”).

Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant's Data as described in this Election Form and any other documents or materials by and among, as applicable, eXp, the Company and its other subsidiaries for the exclusive purpose of implementing, administering, and managing Participant's participation in the Program.

Participant understands that the Data will be transferred to Morgan Stanley, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration, and management of the Program. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant's country. Participant understands that if Participant resides outside the United States, Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Company. Participant authorizes the Company, Morgan Stanley, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering, and managing the Program to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering, and managing Participant's participation in the Program. Participant understands that the Data will be held only as long as is necessary to implement, administer and manage Participant's participation in the Program. Participant understands that if Participant resides outside the United States, Participant may, at any time, view the Data, request information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company. Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, Participant's service with eXp will not be affected; the only consequence of refusing or withdrawing Participant's consent is that the Company would not be able to grant participation in the Program or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant's ability to participate in the Program. For more information on the consequences of Participant's refusal to consent or withdrawal of consent, Participant understands that he or she may contact the Company.

Governing Law and Venue: Participation in the Program and the provisions of this Election Form are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions. For purposes of litigating any dispute that arises under participation in the Program or this Election Form, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Delaware and agree that such litigation shall be conducted exclusively in the courts of the State of Delaware.

Language: Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so as to enable Participant to understand the provisions of this Election Form and the Program. If Participant has received this Election Form or any other document related to the Program translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

Severability: The provisions of this Election Form are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Imposition of Other Requirements: The Company reserves the right to impose other requirements on Participant's participation in the Program and on any Shares acquired under the Program, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Waiver: Participant acknowledges that a waiver by the Company of breach of any provision of this Election Form shall not operate or be construed as a waiver of any other provision of this Election Form, or of any subsequent breach by Participant or any other Participants.

Insider Trading/Market Abuse: Participant acknowledges that, depending on Participant's or Participant's broker’s country or where the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws which may affect Participant's ability to accept, acquire, sell or otherwise dispose of Shares, rights to purchase Shares or rights linked to the value of Shares during such times Participant is considered to have “inside information” regarding the Company, as defined in the laws or regulations in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before Participant possessed inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Participant is responsible for complying with any restrictions and should speak to his or her personal legal advisor on this matter.

Acknowledgments: Participant understands that participation in this Program is subject to the terms and conditions contained in his or her Independent Contractor Agreement with eXp (the “ICA”), this 2015 Agent Equity Program Participation Election Form, the Program itself, and the Plan. Participant has read and fully understands both the Program and the Plan. By participating in the Plan, Participant agrees to be bound by the terms and conditions of the ICA, the Program and the Plan. By acceptance of this opportunity to receive Shares for Payment, Participant consents to the electronic delivery of all related documents, including the Program, the Plan, any account statements and Plan prospectuses, as applicable, and all other documents that EXPI may be required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to an investment in EXPI’s stock. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party, the delivery of the document via email or such other delivery method determined at EXPI’s discretion.

By signing this Election Form, Participant certifies that he or she is of legal age in the state, province, or country of his or her residence.

Participant, by signing this Election Form, certifies that:

1.	Participant is not subject to backup withholding because (a) Participant is exempt from backup withholding, or (b) Participant has been notified by the Internal Revenue Service (IRS) that Participant is not subject to backup withholding, or (c) the IRS has notified Participant that Participant is no longer subject to backup withholding; and
2.	Participant is receiving the Shares solely for Participant’s own account, and not for the benefit of any other person; Participant is being issued the Shares solely for investment purposes and not with a view to distribution or resale, nor with the intention of selling, transferring or otherwise disposing of all or any part thereof for any particular price, or at any particular time, or upon the happening of any particular event or circumstance, except selling, transferring, or disposing of the Shares, in full compliance with all applicable provisions of the Securities Act, the rules and regulations promulgated by the Securities and Exchange Commission thereunder, and applicable state securities laws.

Participant confirms that she or he has had the opportunity to ask questions of, and receive answers from, the Company, eXp, or any authorized person acting on its behalf concerning the Company and its business, and to obtain any additional information, to the extent possessed by the Company or eXp (or to the extent it could have been acquired by the Company or eXp without unreasonable effort or expense) necessary to verify the accuracy of the information received by Participant.

Participant has carefully considered and has discussed (or accepts the responsibility to discuss) with its own legal, tax, accounting and financial advisors, to the extent the Participant has deemed necessary, the suitability of this investment and the transactions contemplated under this Program for the Participant’s particular federal, state, provincial, local, and foreign tax and financial situation and has independently determined that this investment and the transactions contemplated under this Program are a suitable investment for the Participant.

NO AGENT, BROKER, OR ELIGIBLE INDIVIDUAL SHALL BE DEEMED A PARTICIPANT UNLESS AND UNTIL THIS COMPLETED ELECTION FORM HAS BEEN SUBMITTED AND RECEIVED BY THE COMPANY OR EXP.

Please select the appropriate choice below and sign:

  YES, I would like to participate in the Program.

  NO, I do not wish to participate in the Program at this time.

Contractor

Name

Signature  Date